Exhibit 3.19

ARTICLES OF ORGANIZATION
OF
CELLU TISSUE-CITYFOREST LLC

In order to form a limited liability company under Minnesota Statutes, Chapter 322B, the following Articles of Organization are hereinafter set forth:

Article I

The name of this company is Cellu Tissue-CityForest LLC.

Article II

The name and address of the registered agent and registered office of this company is CT Corporation System, 100 South Fifth Street, Suite1075, Minneapolis, Minnesota 55402.

Article III

Unless dissolved earlier according to law, this company shall have perpetual existence.

Article IV

Members of this company shall not have the preemptive rights set forth in Section 322B.33 of Minnesota Statutes.

Article V

No member of this company shall have cumulative voting rights.

Article VI

Any action required or permitted to be taken at a meeting of the Board of Governors not needing approval by the members may be taken by a written action signed, or consented to by authenticated electronic communication, by the number of governors that would be required to take such action at a meeting of the Board of Governors at which all governors were present.

Article VII

Any action required or permitted to be taken at a meeting of the members may be taken by a written action signed, or consented to by authenticated electronic communication, by the members who hold voting power equal to the voting power that would be required to take the same action at a meeting of the members at which all members were present.

Article VIII

No governor of this company shall be personally liable to the company or its members for monetary damages for breach of fiduciary duty by such governor as a governor; provided, however, that this Article shall not eliminate or limit the liability of a governor (i) for any breach of the governor’s duty of loyalty to the company or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 322B.56 or 80A.23 of Minnesota Statutes, (iv) for any transaction from which the governor derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any governor of the company for or with respect to any acts or omissions of such governor occurring prior to such amendment or repeal.